                                                                  Exhibit (c)(6)


                              NON-COMPETITION AGREEMENT

  NON-COMPETITION AGREEMENT, dated as of February 10, 1998, by and between MTL Inc. (the "Company") and Elton E. Babbitt (the "Shareholder");

     WHEREAS, the Shareholder is a principal shareholder of the Company;

     WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and Sombrero Acquisition Corp. ("Sub") are entering into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of the date hereof, providing for the merger (the "Merger") of Sub with and into the Company;

     WHEREAS, upon the date (the "Effective Date") of the closing of the Merger, the Shareholder will receive in exchange for his shares of common stock, par value $.01 per share, of the Company, a certain number of shares in the surviving corporation in the Merger and a certain amount of cash, which represents part of the consideration for the Shareholder's obligations under this Agreement;

     WHEREAS, the Shareholder has substantial experience and significant business relationships in the bulk transportation services business;

     WHEREAS, the Company would suffer damages, including the loss of profits, if the Shareholder disclosed any confidential information of the Company or its subsidiaries, engaged in any business that is competitive with the Company or its subsidiaries or solicited the termination of the Company's or its subsidiaries' relationships with their suppliers, customers or employees;

     WHEREAS, the Company would not have entered into the Merger Agreement absent the execution by the Shareholder of this Agreement;

     WHEREAS, it is the interest of the Shareholder that the transactions contemplated by the Merger Agreement be consummated; and

     WHEREAS, this Agreement has been reached in good faith in arms-length negotiations.

  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

  2.      Confidential Information. The Shareholder recognizes and acknowledges
          -------------------------
that he has had access to certain information of members of the Company Group (as defined below) and that such information is confidential and constitutes valuable, special and unique property of such members of the Company Group. The Shareholder shall not at any time after the date hereof, disclose, divulge, publish or otherwise communicate to anyone, nor retain, copy or permit to be copied, or make use of for personal purposes or for the benefit of any person, firm, corporation or other entity (other than the Company Group) any Confidential Information (as defined below) of any member of the Company Group (regardless of whether developed by the Shareholder) without the prior written consent of the Company.

  As used herein, "Company Group" means the Company (including its subsidiaries), and any entity that directly or indirectly controls, is controlled by, or is under common control with, the Company and its subsidiaries. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise. In addition, "Company Group" shall mean any entity that is part of the Company's "Affiliate Program" (as defined in the Merger Agreement) and any other independent owner/operator with whom the Company has a contractual relationship.

  The term "Confidential Information" with respect to any person means any trade secrets and any other secret or confidential information or knowledge and shall include, but shall not be limited to, the plans, customers, suppliers, costs, prices, uses and applications of products and services, results of investigations, studies or experiments known to or used by such person, information relating to employees, customers and suppliers, and all apparatus, products, processes, compositions, samples, formulas, computer programs, and servicing, marketing or business methods and techniques at any time used, developed, investigated or otherwise known to such person, all financial matters and all information relating to mergers and acquisitions, in all such cases before or during the term of this Agreement, that are not readily available to the public or that are maintained as confidential by such person.

  3.      No Competition. Commencing upon the consummation of the transactions
          --------------
contemplated by the Merger Agreement and continuing until the fifth anniversary thereof, the Shareholder shall not, without the express written consent of the Company, directly or indirectly, within any geographic area in which any member of the Company Group conducts its business, engage in the bulk transportation services business or in any related business (the "BTS Business"). For purposes of this Section 2, the Shareholder shall be deemed to engage in a business if he, directly or indirectly, engages or invests in, owns, manages, operates, controls or participates in the ownership, management, operation or control of, is employed by, associated or in any manner connected with, or renders services or advice to, any business engaged in the BTS Business; provided, however, that
                                                        --------  -------
the Shareholder may invest in the securities of any enterprise (but without otherwise participating in the activities of such enterprise) if (x) such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934 and
(y) the Shareholder does not beneficially own (as defined Rule 13d-3 promulgated under the Securities Exchange Act of 1934) in excess of 2% of the outstanding equity of such enterprise.

  4.      No Solicitation.  During the same period as the restrictions of
          ----------------
Section 2 hereof shall apply, the Shareholder shall not (a) request, induce, attempt to influence or have any other business contact with any distributor or supplier of goods or services to any member of the Company Group to curtail or cancel any business they may transact with any member of the Company Group; (b) request, induce, attempt to influence or have any other business contact with any customers of any member of the Company Group that have done business with or potential customers which have been in contact with any member of the Company Group to curtail or cancel any business they may transact with any member of the Company Group, (c) request, induce, attempt to influence or have any other business contact with any employee of any member of the Company Group to terminate his or her employment with such member of the Company Group or (d) request, induce, attempt to influence or have any other business contact with any governmental entity or regulatory authority to terminate, revoke or materially and adversely alter or impair any license, authority or permit held, owned, used or reserved for the Company Group.

  5.      Business Goodwill.  During the same period as the restrictions of
          -----------------
Section 2 hereof shall apply, the Shareholder will make only positive comments about the Company Group and its directors, officers, employees and agents, and shall make no comments or take any other actions, direct or indirect, that will reflect adversely on any of the foregoing or adversely affect their business reputation or good will.

  6.     Enforceability.  The Shareholder agrees that if a court of competent
         --------------
jurisdiction determines that the length of time or any other restriction, or portion thereof, set forth in this Agreement is overly restrictive and unenforceable, the court may reduce or modify such restrictions to those which it deems reasonable and enforceable under the circumstances, and as so reduced or modified, the parties hereto agree that the restrictions of this Agreement shall remain in full force and effect. The Shareholder further agrees that if a court of competent jurisdiction determines that any provision of this Agreement is invalid or against public policy, the remaining provisions of this Agreement and the remainder of this Agreement shall not be affected thereby, and shall remain in full force and effect.

  The Shareholder acknowledges that the restrictions imposed by the Agreement are legitimate, reasonable and necessary to protect the Company Group's investment in its businesses and the goodwill thereof. The Shareholder acknowledges that the scope and duration of the restrictions contained herein are reasonable in light of the time that the Shareholder has been engaged in the BTS Business, the Shareholder's reputation in the markets for the BTS Business and the Shareholder's relationship with the suppliers, customers and clients of the Company Group. The Shareholder further acknowledges that the restrictions contained herein are not burdensome to the Shareholder in light of the consideration paid therefor and the other opportunities that remain open to the Shareholder. Moreover, the Shareholder acknowledges that he has other means available to him for the pursuit of his livelihood.

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

  7.      Remedies.  The Shareholder acknowledges that money damages or other
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remedy at law would not be sufficient or adequate remedy for any breach or violation of, or default under, this Agreement, but the Shareholder agrees that in addition to all other remedies available to the Company, the Company shall be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including, without limitation, restraining orders, injunctive relief and specific performance, without the posting of a bond or other security interest being required.

  8.      Shareholder Agreement. The parties hereto shall use good reasonable
          ---------------------
efforts to enter into a Shareholders Agreement effective as of the Effective Date hereof substantially in accordance with the terms attached hereto as

  9.      Intent of Parties.  Each of the parties hereto recognizes and agrees
          -----------------
that this Agreement is necessary and essential to enable the Company to realize and derive all of the benefits, rights and expectation of the Merger Agreement; that the area and duration of the covenants herein are in all things, under the circumstances of the Merger Agreement, reasonable; and that good and valuable consideration exists for Shareholder's agreeing to be bound by such covenants.

  10.     Successors and Assigns.  This Agreement shall inure to the benefit of
          ----------------------
and the successors and assigns of the Company. The Company may assign its rights under this Agreement in connection with any sale, transfer of other disposition of all or a substantial portion of the stock or assets of the Company. The Shareholder may not assign his duties or obligations hereunder, but this Agreement shall be enforceable against the Shareholder's heirs and estate to the extent of any violation hereof by the Shareholder.

  11.     Effectiveness.  This Agreement shall become effective upon
          -------------
consummation of the transactions contemplated by the Merger Agreement and prior thereto shall be of no force and effect. If the Merger Agreement shall be terminated in accordance with its terms, this Agreement shall automatically be deemed to have been terminated and shall thereafter be of no force or effect.

  12.     Governing Law.  This Agreement and the rights and obligations of the
          -------------
parties hereto shall be governed, construed and enforced in accordance with the laws of the State of Florida.

  13.     Counterparts.  This Agreement may be executed in one or more
          ------------
counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, but only one of which need be produced.

  14.     Headings.  The headings of this Agreement are for convenience of
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reference only and shall not limit or otherwise affect the meaning of this
Agreement.

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

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                          MTL INC.


                                          By: /s/ Charles J. O'Brien, Jr.
                                              ---------------------------
                                             Charles J. O'Brien, Jr.
                                             President


                                          SHAREHOLDER


                                          /s/ Elton E. Babbitt
                                          --------------------
                                          Elton E. Babbitt

                                                                       EXHIBIT A


                     TERM SHEET FOR SHAREHOLDERS' AGREEMENT
                     --------------------------------------


     . Parties:

       -  Apollo Entities ("Apollo")

       -  Management Shareholders ("Management Shareholders")

       - Babbitt Shareholders (the Management Shareholders and the Babbitt Shareholders, collectively, the "Shareholders")


     . Board of Directors:

      - The parties agree that, if employed by the Company, Elton E. Babbitt, Richard J. Brandewie, Marvin Sexton and Charles J. O'Brien, Jr. shall be appointed to serve as directors of the Company if they so choose.


     . Affiliate Transactions:

       - Any transactions between the Company and any affiliate (including Apollo) shall be on an arms-length basis as determined in good faith by the board of directors of the Company in their reasonable business judgment. The parties agree and acknowledge that the Company will pay the management fees to Apollo as set forth in the Management Agreement between Apollo and the Company. The parties further agree that Apollo shall be entitled to a transaction fee of up to one point per transaction as determined in the sole discretion of Apollo. Except as set forth above, no other fees shall be payable to Apollo, except as approved by a majority of the disinterested directors of the Company.


     . Restrictions on Transfer:

       - Common Stock, Options, and, to the extent applicable, Preferred Stock will be restricted securities under the Securities Act.

       -  Certificates shall contain standard legends.

       - Tag-Along Rights: If Apollo transfers shares (i) in a public offering (as provided below under Registration Rights including, without limitation, underwriters' cutbacks) or (ii) individually, or in any series of related transactions, greater than 10% of the class of securities outstanding, Shareholders can tag-along their pro rata share on the same terms and conditions as Apollo as set forth in the tag-along notice required to be given by Apollo to the Shareholders.

       - Drag-Along Rights: If Apollo proposes to sell 50% or more of its initial ownership or 50% or more of the outstanding capital stock of the Company, Apollo may require Shareholders to sell their pro rata portion of their shares (including requiring the exercise of Options held by Shareholders and the sale of such shares) on the same terms and conditions as Apollo as set forth in the drag-along notice. If the drag-along sale would include a prohibition on Shareholders from competing in any line of business or geographic area, the Shareholders shall not be required to sell to such third party, but shall be obligated to sell their pro rata portion directly to Apollo. The drag-along rights shall not apply to a sale to an affiliate of Apollo.

       - No Sale Period: Shareholders will not sell their shares or options for a period of two and one-half years, subject to the rights contained herein under the headings "Tag-Along Rights," "Drag-Along Rights," "Registration Rights" and "Other Liquidity Events."

       - Right of First Refusal: Following the end of the no sale period, if any Shareholder proposes to sell its shares (other than to a permitted transferee), such Management Shareholder shall submit to Apollo a right of first refusal notice which shall state the terms of the proposed transaction. Apollo shall give notice of its intention to purchase all, but not less than all of such shares at the price and on the terms set forth in the right of first refusal notice. Any transferee shall be required to execute the Shareholders Agreement.


     . Registration Rights:

     - Shareholders will have unlimited piggy-back registration rights other than with respect to an initial public offering. The Company will give at least five days notice prior to the anticipated filing date, and the Shareholders will have two business days to notify the Company of its desire to be included in such registration statement. The Company will use its reasonable best efforts to include the Shareholders shares in such registration statement; provided that if such registration involves an underwritten public offering, such Shareholders agree to sell their shares to the underwriters on the same terms as the Company. In addition, Shareholders' piggy-back rights shall be subject to certain public offering limitations, including pro rata cut-backs of Shareholders shares due to underwriter market limitations and non-pro rata cut-backs at the underwriter's request. Each shareholder will agree not to sell any shares during the black-out period prior to a public offering by the Company and during the period after the effective date of a registration statement equal to the lesser of 180 days and such shorter period as the Company and the lead managing underwriter agree. Registration expenses shall be the responsibility of the Company and selling expenses relating to the underwriting shall be the responsibility of the selling Shareholders. It is expressly understood that the rights of any selling shareholder to include shares in a piggy-back registration shall be subordinate to those of the Company.

     . Indemnification:

       - The Company shall provide standard indemnification to all Shareholders against liability arising out of untrue statements of material facts in the registration statement or prospectus (except for information provided by such Shareholders, in their capacity as a Shareholder.)

       - All Shareholders shall indemnify the Company against liability arising out of untrue statements of material facts in connection with information provided by such Shareholders, in their capacity as a Shareholder, for inclusion in the registration statement or prospectus.


     . Contribution:

       - If indemnification is unavailable, then each indemnifying party shall contribute such amount payable as a result of such liability in proportion to reflect the relative benefits and relative faults of the Company and the Shareholders.


     . Public Offerings:

       - Shareholders may not participate in any underwritten public offering, unless they agree to sell their shares on the basis provided in the underwriting arrangements and comply with the covenants and agreements contained in such underwriting agreement.

       - All Shareholders shall maintain the confidentiality of information made available in connection with their investment in the Company.

       - Expiration of Registration Rights: The rights of Shareholders to registration rights shall expire on the date which is the earlier of (i) the date upon which all such securities may be resold under Rule 144 without limitation and (ii) four years from the date of the Shareholders' Agreement.


     . Other Liquidity Events:

       - Upon termination of any Management Shareholder under the conditions specified, the parties shall have the following put/call options with respect to the Stock and Options held by such terminating Management Shareholder:

              For Cause (other                                 Voluntary                    Without Cause
           than Special Cause):     For Special Cause:         Termination                  or Good Reason
           ----------------------- -------------------        -------------             ------------------------
Stock:     Company or Apollo can    Company or Apollo can     Company or Apollo can     Management Shareholder
           call at Fair Market      call at cost, purchase    call at Fair Market       may put Stock with a
           Value, purchase price    price payable             Value, purchase price     Fair Market Value equal
           payable immediately.     immediately.              payable immediately.      to the Management
                                                                                        Shareholder's original
                                                                                        investment in the
                                                                                        Stock, purchase price
                                                                                        payable promptly (after
                                                                                        allowing the Company a
                                                                                        reasonable time period
                                                                                        to finance such
                                                                                        purchase), subject to
                                                                                        debt and legal
                                                                                        requirements.  Apollo
                                                                                        may, but shall not be
                                                                                        required to, honor the
                                                                                        Company's obligations
                                                                                        with respect to the put.

Vested     Company or Apollo can    Company or Apollo can     Company or Apollo can     No put or call.
 Options:  call at Fair Market      call at cost.             call at Fair Market       Options will continue
           Value, purchase price                              Value, purchase price     throughout the exercise
           payable immediately.                               payable immediately. If   period.
                                                              not purchased, Options
                                                              will continue
                                                              throughout the exercise
                                                              period.

     - If a Management Shareholder remains employed after four years he shall be entitled to put Stock with a Fair Market Value equal to such Management Shareholder's original investment in the Stock. The purchase price shall be paid promptly (after allowing the Company a reasonable time period to finance such purchase), subject to debt and legal requirements. Apollo may, but shall not be required to, honor the Company's obligations with respect to the put.

     - For the purposes of the foregoing "Cause" and "Good Reason" shall be defined as set forth in the relevant Employment Agreement of the Management Shareholder and "Special Cause" shall mean a Cause event which results in damage to the business, reputation or financial condition of the Company. In each case, if not purchased pursuant to the put or call, the Shareholder can continue to hold the Stock

     - The Fair Market Value of a share of Stock will be calculated on the same basis as "Per share equity" as set forth under the heading "Performance Vesting" in the Option Plan term sheet of today's date.

     - All puts and calls above must be exercised and closed within 180 days of the date on which they are triggered.

     - The Company will use commercially reasonable efforts to cause the covenants in its debt agreements to allow exercise of the put/call options in the event of Management Shareholder termination. However, decision to call remains at the Company's sole discretion.

     - The foregoing provisions under the heading "Other Liquidity Events" replace the provisions relating to "Repurchase Rights" set forth in the draft Options Plan term sheet and only apply to the Management Shareholders.


      . Financial Reporting:

     - The Company shall provide each Shareholder with copies of its quarterly (unaudited) and annual audited financial statements promptly upon their completion in any period during which a Shareholder remains a Shareholder, but is not an officer of the Company.


      . Preemptive Rights:

       - The Shareholders shall be entitled to customary preemptive rights with respect to the sale of Common Stock or other equity convertible into Common Stock of the Company; provided, that (i) the Shareholder remains an employee (or
                      --------
consultant) and a Shareholder at the time he exercises such right and (ii) such Shareholder must act within the time frame presented by the Company with respect to the exercise of such preemptive rights..


     . Public Offering:

       - If the Company is a public company, this agreement shall be of no further force and effect, except the provisions under the headings "Registration Rights," "Tag-Along Rights" and "Drag-Along Rights" shall survive notwithstanding the Company being a public company.